Exhibit 99.1

For Immediate Release

Danka Receives NASDAQ Notice Relating to Minimum Bid Price

ST. PETERSBURG, FLORIDA (August 31, 2007) – Danka Business Systems PLC (NASDAQ: DANKY), one of the largest independent providers of enterprise imaging systems and services, today announced that the Company received a letter on August 29, 2007, from The NASDAQ Stock Market indicating that the Company is not in compliance with the continued listing requirement for minimum bid price on The NASDAQ Capital Market because, for the previous 30 consecutive business days, the bid price of the Company’s American Depositary Shares (“ADSs”) has closed below the minimum $1.00 per share requirement for continued listing under Marketplace Rule 4310(c)(4).

In accordance with NASDAQ rules, Danka will be provided 180 calendar days, or until February 26, 2008, to regain compliance with the minimum bid price requirement. To regain compliance, the bid price of the Company’s ADSs must close at $1.00 or more per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by February 26, 2008, it is expected that the Company would receive a notice from the NASDAQ staff of its determination that the Company’s ADSs are subject to delisting, which determination may be appealed by the Company to the NASDAQ Listing Qualifications Panel. In such event, the Panel has authority to grant the Company a further extension of time in which to regain compliance with the bid price requirement, though there can be no assurance that the Panel will grant a further extension of time.

Danka’s ADSs will continue to trade on The NASDAQ Capital Market under the symbol “DANKY” during the 180-day period and during any appeal and extension of time granted by the Panel, if applicable. The Company’s primary listing of its ordinary shares on the London Stock Exchange is unaffected and its ordinary shares will continue to trade on the London Stock Exchange regardless of any action taken by NASDAQ.

About Danka

Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the Company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the Company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Cheley Howes, 727-622-2760
The Dilenschneider Group – Rob Swadosh, 212-922-0900 ext. 132

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners